PAGE 1

                       ARCHER-DANIELS-MIDLAND COMPANY
               4666 Faries Parkway, Decatur, Illinois 62526
________________________________________________________________
____________
                         NOTICE OF ANNUAL MEETING
________________________________________________________________
____________

To All Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of
Archer-Daniels-Midland Company, a Delaware corporation, will be held at its
ADM/LAKEVIEW OFFICE, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on
Thursday, October 16, 1997, at 11:00 A.M., for the following purposes:

     (1) To fix the number of Directors and to elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

     (2) To ratify the appointment by the Board of Directors of Ernst &
          Young LLP as independent accountants to audit the accounts of the
          Company for the fiscal year ending June 30, 1998; and

     (3) To transact such other business as may properly come before the meeting.

                                          By Order of the Board
of Directors

                                          D. J. Smith, Secretary

September 18, 1997
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                       ARCHER-DANIELS-MIDLAND COMPANY
                4666 Faries Parkway, Decatur, Illinois 62526

                            September 18, 1997

                             PROXY STATEMENT

General Matters

     The accompanying proxy is SOLICITED BY THE BOARD OF DIRECTORS of Archer-Daniels-Midland Company (the "Company") for the Annual Meeting of Stockholders of the Company to be held at its ADM/LAKEVIEW OFFICE, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, October 16, 1997, at 11:00 A.M. This Proxy Statement and the enclosed form of proxy are first being mailed to Stockholders on or about September 18, 1997.

     The cost of solicitation of proxies will be borne by the Company. Georgeson & Company Inc. has been retained by the Company to assist in solicitation of proxies at a fee of $14,000, plus reasonable out-of-pocket expenses. Solicitation other than by mail may be made by Officers or by regular employees of the Company or by employees of Georgeson & Company Inc. by personal or telephone solicitation, the cost of which is expected to be nominal. The Company will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

     Only holders of shares of Common Stock of record at the close of business on August 18, 1997 will be entitled to notice of and to vote at the meeting and at all adjournments thereof. At the close of business on August 18, 1997, the Company had outstanding 531,305,662 shares of Common Stock, each share being entitled to one vote.

     ATTENDANCE TO THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS ONLY. IF YOU ARE A STOCKHOLDER OF RECORD AND PLAN TO ATTEND, PLEASE DETACH THE ADMISSION TICKET FROM THE BOTTOM OF YOUR PROXY CARD AND BRING IT WITH YOU TO THE ANNUAL MEETING.
THE NUMBER OF PEOPLE ADMITTED WILL BE DETERMINED BY HOW THE SHARES ARE REGISTERED, AS INDICATED ON THE ADMISSION TICKET. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE, PLEASE REQUEST AN ADMISSION TICKET BY WRITING TO:
ARCHER-DANIELS-MIDLAND COMPANY SHAREHOLDER RELATIONS, 4666 FARIES PARKWAY, DECATUR, IL 62526-5666. EVIDENCE OF YOUR STOCK OWNERSHIP, WHICH YOU CAN OBTAIN FROM YOUR BANK OR STOCKBROKER, MUST ACCOMPANY YOUR LETTER. STOCKHOLDERS WHO ARE NOT PRE-REGISTERED WILL ONLY BE ADMITTED TO THE MEETING UPON VERIFICATION OF STOCK OWNERSHIP. THE NUMBER OF TICKETS SENT WILL BE DETERMINED BY THE MANNER IN WHICH SHARES ARE REGISTERED. IF YOUR REQUEST IS RECEIVED BY OCTOBER 10, 1997, AN ADMISSION TICKET WILL BE MAILED TO YOU. ALL OTHER ADMISSION TICKETS CAN BE OBTAINED AT THE REGISTRATION TABLE LOCATED AT ADM/LAKEVIEW OFFICE LOBBY BEGINNING AT 9:00 A.M. ON THE DAY OF THE ANNUAL MEETING.

     Shares represented by proxies in the form enclosed, properly executed, will be voted. Proxies may be revoked at any time prior to being voted.

Principal Holders of Voting Securities

     The following Stockholder is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, based upon filings thereof with the Securities and Exchange Commission.

Name and Address of Beneficial Owner         Amount
Percent of Class

State Farm Mutual Automobile Insurance    43,854,944        8.25
  Company and Related Entities
Bloomington, Illinois  61701

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Election of Directors

     It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted to fix at thirteen (13) the number of Directors to be elected and to elect the nominees named below.

     The nominees proposed for election to the Board of Directors are all presently members of the Board. Mr. Lowell W.
Andreas, former President of the Company and a member of the Board since 1966, retired as a member of the Board of Directors effective April 17, 1997.

     The nominees for election to the Board of Directors are as follows:

i. Mr. G. Allen Andreas became a Director in 1997. During this year, Mr. Andreas was elected President and Chief Executive
Officer of the Company.  He serves as Chairman of the Executive
Committee of the Board of Directors.

     Mr. Andreas joined the Company's Legal Department in 1973. Mr. Andreas was elected Assistant Treasurer of the Company in 1975, Treasurer in 1986 and served as Chief Financial Officer of European Operations from 1989 until he returned to the United States in 1994 following his appointment as Counsel to the Executive Committee of the Board of Directors. Mr. Andreas was designated a Member of the Office of the Chief Executive in 1996.

     Mr. Andreas is a member of the Supervisory Board of the A.C. Toepfer International Group with headquarters in Germany and serves on the Board of Directors of Gruma S.A. located in Mexico. He is a member of the Advisory Boards of various associated investments with business operations in Latin America, Central Europe and throughout the Asia Pacific Region. He is a member of the International Policy Council on Agriculture, Food and Trade, International Food and Agribusiness Management Association, The Corporate Council on Africa, and the American Bar Association.

ii. Mr. Shreve Archer became a Director in 1948. He has been on the Board for 49 years - longer than any other Director. During his lifetime, he has been actively engaged in all phases of agribusiness and he and his family are one of the Company's largest Stockholders. Over the years, he has been actively participating on several Board and Policy Committees.

iii. The Honorable John R. Block became a Director in 1996. He is the former U.S. Secretary of Agriculture and has held positions as Illinois State Director of Agriculture and currently serves as President of Food Distributors International. He serves on the Board of the Friends of the World Food Program, the Citizens Democracy Corps and the Citizens Network for Foreign Affairs. He is a graduate of the U.S. Military Academy and an active partner in his family farming business.

iv. Ambassador Richard Burt became a Director in 1996. He is Chairman of International Equity Partners, a Washington investment and consulting firm. He formerly was a partner with McKinsey & Company specializing in international business strategy and led McKinsey's Public Sector Practice and its work in Eastern Europe and the former Soviet Union. He was appointed as U.S. Chief Negotiator in the Strategic Arms Reduction Talks (START) with the former Soviet Union. He also served as the U.S. Ambassador to the Federal Republic of Germany and held several key positions at the State Department, including Assistant Secretary of State for European and Canadian Affairs and director of Politico-Military Affairs. He currently serves on the board of the Lauder Institute at the Wharton School of Business, University of Pennsylvania, the American Council on Germany and the Council on Foreign Relations. Ambassador Burt received his Masters degree in International Relations from the Fletcher School of Law and Diplomacy at Tufts University.

v. Ms. Mollie Hale Carter became a Director in 1996. Currently, she is Chairman of Sunflower Bank in Salina, Kansas and Vice President of Star A, Inc., a family-held corporation involving farming and ranching operations in Shawnee Mission, Kansas. From 1987 to 1997, she was a Senior Investment Officer for the John Hancock Mutual Life Insurance Company of Boston, Massachusetts. She has also held positions at Agribusiness Associates, Inc. in Wellesley, Massachusetts, and Tabor Commodities in Chicago, Illinois. She brings over fourteen years of experience in agriculture to the Board. Ms. Carter holds a Masters degree in Business Administration from Harvard Graduate School of Business Administration. She received her B.A., magna cum laude, in Economics from Dartmouth College, Hanover, New Hampshire, including being a member of Phi Beta Kappa Society and Rufus Choate Scholar. She and her family are one of the Company's largest Stockholders.

vi. Mr. Gaylord Coan became a Director in 1995. He is Chief Executive Officer of Gold Kist Inc., a diversified farm cooperative based in Atlanta, Georgia. Gold Kist is the second largest poultry processor in the United States, the largest farm supply retailer in the Southeast, and a major buyer and processor of cotton and pecans. He managed Gold Kist's commodity operations for many years and in 1986 was named President and Chief Executive Officer of Golden Peanut Company, a joint venture between the Company and Gold Kist Inc. He returned to Gold Kist Inc. in 1990 as Executive Vice President and Member of the Management Executive Committee and was elected to President and Chief Operating Officer in 1991. After 36 years with the Cooperative, in 1995, he was elected Chief Executive Officer and Chairman of the Management Executive Committee. Gold Kist Inc. is one of the Company's largest Stockholders.

vii. Mr. Ross Johnson became a Director in 1989. He has been a Chief Executive Officer for the past 25 years and during the period of 1976-1989 compounded return to his public shareholders in excess of 30% annually as Chief Executive Officer of RJR Nabisco. Mr. Johnson currently is Chairman of the RJM Group, which is his personal management advisory company in Atlanta, Georgia.

viii. The Right Honorable Brian Mulroney became a Director in 1993. Having led his party to the largest parliamentary victory in Canadian history, he was sworn in as Canada's 18th Prime Minister on September 17, 1984. His government was re-elected with a majority for a second mandate on November 21, 1988. Prime Minister Mulroney's government brought about the Canada-U.S. Free Trade Agreement, NAFTA, the Acid Rain Treaty and historic taxation reform. In June 1993, Mr. Mulroney resigned as Prime Minister and Party Leader to return to the law firm of Ogilvy Renault as Senior Partner.

ix. Ambassador Robert Strauss became a Director in 1992. He is the founding partner of the law firm Akin, Gump, Strauss, Hauer & Feld. He served as United States Special Trade Representative from 1977-1978. In 1979, he served as Personal Representative to the Middle East Peace Negotiations and Camp David Accords.
In 1991, he served as U.S. Ambassador to the Soviet Union and, following the dissolution of the Soviet Union, became U.S. Ambassador to the Russian Federation. In 1981, he was awarded the nation's highest civilian award, the Presidential Medal of Freedom.

x. Mr. J. K. Vanier became a Director in 1978. Prior to being elected to the Company's Board, he was a member of a family operation which included six flour mills, three soybean plants, three livestock feed mills, and various other enterprises. He is presently Chief Executive Officer of Western Star Ag Resources, Inc., a family-held corporation involving securities investments, rural real estate and livestock operations located in Kansas, Oklahoma, Colorado and Wyoming. He is past President of American Hereford Cattle Association and past board member of National Cattlemen's Association. Mr. Vanier and his family are one of the Company's largest Stockholders.

xi. Mr. Glenn Webb became a Director in 1991. He is currently Chairman of GROWMARK, Inc., one of the Company's largest Stockholders, ADM/GROWMARK, and Federal Farm Credit System Funding Corporation. He is a board member of CoBank (Bank of Coops), Farm Credit Systemwide Audit Committee, Graduate Institute of Cooperative Leadership and CF Industries, Inc. (shareholder representative).

xii. Ambassador Andrew Young became a Director in 1997. He is Co-Chairman of GoodWorks International, a specialty consulting group based in Atlanta, Georgia that provides strategic services to corporations and governments operating in the global economy.

     Ambassador Young is an ordained minister, international businessman, sports enthusiast, human rights activist, published author and former public servant. He was elected to three terms in the United States House of Representatives from the Fifth Congressional District of Georgia; and, in 1977, President Jimmy Carter named him Ambassador to the United Nations. He served two terms as Mayor of Atlanta and was Co-Chairman of the Centennial Olympic Games in 1996.

     Ambassador Young was a top aide to Dr. Martin Luther King,
Jr. during the civil rights movement, was involved in its inception and served as Vice President of the Southern Christian
Leadership Conference. He presently serves on the board of the Dr. Martin Luther King, Jr. Center for Non-Violent Social
Change.

     In 1994, President Bill Clinton appointed him Chairman of the Southern Africa Enterprise Development Fund, a US$100 million privately managed Fund to provide equity to businesses in 11 countries in southern Africa.

     Ambassador Young has published two books, A Way Out of No Way (Thomas Nelson Publishing) and An Easy Burden (Harper Collins). His awards include the Presidential Medal of Freedom, Legion d'Honneur and more than 45 honorary degrees from such Universities as Yale, Notre Dame, Emory and the University of Georgia.

xiii. Dwayne Andreas began his career as a partner of a family-owned company in 1938. He was Vice President of Cargill, Inc. from 1945 to 1952, and subsequently Executive Vice President of the Farmers Union Grain Terminal Association. He joined the Company in 1966 and became its Chairman and Chief Executive in 1970. He has been active in international affairs for many years. He has been director of the Committee for National Trade Policy, Chairman of the Economic Club of New York, Chairman of the Executive Council on Foreign Diplomats, a director of the Foreign Policy Association and of the Council on Foreign Relations and Chair of the US-USSR Trade and Economic Council.

     Mr. Andreas served as Chairman of President Reagan's Task
Force on International Private Enterprise as well as serving on President Johnson's General Advisory Council on Foreign
Assistance and President Nixon's Advisory Committee on
Management Improvement. In addition, he was a recipient of the coveted Horatio-Alger Award.

     Currently, Mr. Andreas is a member of the Council of the Woodrow Wilson International Center for Scholars, director of the National Cooperative Business Association, a Trustee of the Hoover Institute on War, Revolution and Peace at Stanford University and a member of the Trilateral Commission.

     The proxies (unless otherwise directed) will be voted for the election of the nominees named herein as Directors to hold office until the next succeeding Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event any nominee for Director becomes unavailable, it is intended that the persons named in the proxy may vote for a substitute who will be designated by the Board of Directors. The Board has no reason to believe that any nominee will be unable to serve as a Director. All present members have served continuously as Directors from the year stated.

     The nominees, their age, position with the Company, principal occupation, directorships of other publicly-owned companies, the year in which each first became a Director, and the number of shares of Common Stock of the Company beneficially owned, directly or indirectly, by each are shown in the following table. Except for Ms. Mollie Hale Carter and Messrs. Brian Mulroney, Robert S. Strauss, Richard Burt and Andrew Young, whose business experience for the past five years is described above, all of the nominees have been Executive Officers of their respective companies or employed as otherwise specified below for at least the last five years.

     The affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of Directors is required for the election of Directors. For this purpose, a Stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of Directors at the meeting, and is in effect a negative vote, but a Stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of Directors shall not be considered present and entitled to vote on the election of Directors.

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

Name, Age, Principal Occupation or  Year First    Common         Percent
Position, Directorships of Other    Elected as    Stock             of
Publicly Owned Companies             Director     Owned           Class
D. O. Andreas, 79, Chairman    1966    23,481,3 (1)(3)  4.42
of the Board. He is a                        91
Director of Hollinger
International, Inc.

Mollie Hale Carter, 35,        1996    11,417,2 (2)(4)  2.15
Chairman, Sunflower Bank and                 92
Vice President, Star A, Inc.
(farming and ranch operation)

G. O. Coan, 61, Chief          1995    3,013,23 (2)(5)  *
Executive Officer of Gold                     1
Kist Inc. (a farmer-owned
cooperative).  He is a
Director of Golden Poultry
Company, Inc., SunTrust Bank,
Atlanta, SunTrust Banks of
Georgia and Cotton States
Life Insurance Company.

G. Allen Andreas, 54,          1997    3,203,51 (1)(6)  *
President and Chief Executive                 3
of the Company

S. M. Archer, Jr., 74,         1948    1,573,60 (2)(7)  *
Private Investments                           0

John R. Block, 62, President,  1996         899 (2)     *
Food Distributors
International.  He is a
Director of Deere & Company.

J. K. Vanier, 69, Chief        1978    9,689,47 (2)(8)  1.82
Executive Officer, Western                    4
Star Ag. Resources,
Inc.(investments and
livestock)

M. Brian Mulroney, 58, Senior  1993       3,340 (2)     *
Partner in the law firm of
Ogilvy Renault.  He is a
Director of Barrick Gold
Corporation, Petrofina S.A.,
The TrizecHahn Corporation,
HFS Incorporated and Quebecor
Printing, Inc.

O. G. Webb, 61, farmer.        1991    2,120,46 (2)(9)  *
Chairman of the Board and                     5
President, GROWMARK, Inc.
(farmer-owned cooperative)

Richard Burt, 50, Chairman of  1996         616 (2)     *
International Equity Partners
(a direct investment and
advisory services
organization).  Mr. Burt is a
Director of Hollinger
International, Inc., Wierton
Steel Corporation, Paine
Webber Mutual Funds, and VLT
Corporation.

F. Ross Johnson, 65, Chairman  1989     156,510 (2)     *
and Chief Executive Officer
of RJM Group, Inc. (an
international management and
advisory organization).  He
is a Director of American
Express Company, Power
Corporation of Canada and
Noma Industries of Canada.

Robert S. Strauss, 78,         1992      37,535 (2)     *
Partner in the law firm of
Akin, Gump, Strauss, Hauer &
Feld. Mr. Strauss is a
Director of Hollinger
International, Inc. and
Gulfstream.

Andrew Young, 65, Co-Chairman  1997         402 (2)     *
of GoodWorks International (a
specialty consulting group).
Mr. Young is a Director of
Delta Airlines, Inc., Argus
Inc., Host Marriott
Corporation, Cox
Communication Inc. and Thomas
Nelson, Inc.


* Less than 1% of outstanding shares

4

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
(1) Includes shares allocated as a beneficiary under the Company's Tax Reduction Act Stock Ownership Plan (TRASOP) and
ADM Savings & Investment Plan.

(2) Includes stock units allocated under the Company's Stock
Unit Plan for Nonemployee Directors that are deemed to be the equivalent to outstanding shares of Common Stock for bookkeeping and valuation purposes.

(3) Includes 21,121,507 shares in which Mr. Andreas disclaims any beneficial interest, in trust for members of his family of which he is a Trustee and in a partnership of which Mr. Andreas is the Managing Partner which includes 4,463,320 shares held for Mr. M. D. Andreas and 151,462 shares held for Mr. G. Allen Andreas.

(4) Includes 3,946,167 shares owned by or in trust for members of Ms. Carter's family in which Ms. Carter disclaims beneficial interest in 11,801 shares. Includes 4,230,091 shares owned by Star A, Inc. and 3,214,672 shares owned by Star E, Inc., family corporations, with respect to which Ms. Carter disclaims any beneficial interest in 3,553,276 shares and 3,034,650 shares, respectively.

(5) Includes 3,010,587 shares owned by Gold Kist Inc. in which
Mr. Coan disclaims any beneficial interest.

(6) Includes 2,976,811 shares, in which Mr. Andreas disclaims any beneficial interest, in trust for members of his family of which he is a Trustee or has sole or shared voting power. Includes 20,788 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

(7) Includes 344,509 shares owned by a member of Mr. Archer's family in which he disclaims any beneficial interest.

(8) Includes 18,287 shares owned by members of Mr. Vanier's family in which he disclaims any beneficial interest. Includes 6,216,646 shares in various trusts of which Mr. Vanier is one of the Trustees and in a corporation in which Mr. Vanier and members of his family have certain beneficial interests (see footnote 4; Mr. Vanier is the brother of Ms. Carter's mother and 3,214,672 of the reported shares were also reported by Ms. Carter).

(9) Includes 2,115,928 shares owned by GROWMARK, Inc. in which Mr. Webb disclaims any beneficial interest.


     B. D Kraft, J. R. Randall, M. L. Andreas, C. T. Bayless and
M. D. Andreas are five of the seven highest paid Executive
Officers of the Company but are not Directors of the Company.

     B. D Kraft beneficially owned 2,688,483 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP, ADM Savings & Investment Plan and Tabor Employees Profit Sharing Plan, (2) 93,195 shares in trusts for members of his immediate family of which he is a Co-Trustee and in which he disclaims any beneficial interest, and (3) 26,801 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     J. R. Randall retired as President of the Company July 1, 1997. Mr. Randall beneficially owned 1,221,959 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ADM Savings & Investment Plan, (2) 58,274 shares owned by a member of his family with respect to which he disclaims any beneficial interest, (3) 158,271 shares in trusts for members of his family of which he is a Co-Trustee and in which he disclaims any beneficial interest, and (4) 40,071 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     M. L. Andreas beneficially owned 1,544,090 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ADM Savings & Investment Plan, (2) 1,078,717 shares owned by Andreas Corporation with respect to which he disclaims any beneficial interest in 895,336 shares, (3) 107,668 shares in trusts for members of his family and in which he disclaims any beneficial interest, and (4) 20,788 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     C. T. Bayless beneficially owned 103,657 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ADM Savings & Investment Plan, (2) 170 shares owned by a member of his family with respect to which he disclaims any beneficial interest, and (3) 26,801 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     M. D. Andreas beneficially owned 6,760,526 shares of Common Stock of the Company (1.27% of outstanding shares), which number includes (1) shares allocated to him as beneficiary under the Company's TRASOP and ADM Savings & Investment Plan, (2) 2,158,578 shares, in which he disclaims any beneficial interest, in trust for members of his family of which he is a Trustee or has sole voting power (see footnote 3), and (3) 43,746 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

        Common Stock beneficially owned by all Directors and Executive Officers as a group, numbering 41 persons including those listed above and excluding J. R. Randall and M. D. Andreas, is 60,675,454 shares representing 11.42% of the outstanding shares, of which 484,734 shares are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     G. Allen Andreas, President and Chief Executive of the Company, is a nephew of D. O. Andreas. Michael D. Andreas is the son of D. O. Andreas. Martin L. Andreas is a nephew of D.
O. Andreas. G. Allen Andreas, Martin L. Andreas and Michael D. Andreas are cousins. Mollie Hale Carter is a niece of J. K. Vanier. C. P. Archer, Treasurer of the Company, is the son of S.
M. Archer, Jr.

Information Concerning Committees and Meetings

     During the last fiscal year the Board of Directors of the Company held five regularly scheduled meetings and one special meeting.

     During the last fiscal year, the Board had Audit, Salary, Stock Option and Succession, Nominating and Proxy, Public Policy and Special Committees. The Audit Committee consisted of Messrs. Johnson, Archer, Coan, Vanier and Ms. Carter; the Salary, Stock Option and Succession Committee (formerly the Salary and Stock Option Committee) consisted of Messrs. Webb, Archer, Block, Coan and Vanier; the Nominating and Proxy Committee consisted of Messrs. Strauss, Archer, Burt, Mulroney and Ms. Carter; the Public Policy Committee consisted of Messrs. Mulroney, Burt, Johnson, Strauss, Vanier and Webb; and the Special Committee consisted of Messrs. Mulroney, Johnson, Vanier and Webb.

     The Audit Committee, which met four times during the fiscal year, reviews (1) the overall plan of the annual independent audit, (2) financial statements, (3) scope of audit procedures,
(4) the performance of the Company's independent accountants and internal auditors, and (5) auditors' evaluation of internal controls.

     The Salary, Stock Option and Succession Committee, which met six times during the fiscal year, reviews and establishes compensation of Officers, approves direct compensation in the amount of $150,000 or more annually to any employee and approves modifications and changes in employee benefit plans affecting benefits salaried employees receive under such plans. All of its actions are submitted to the Board for approval.

     The Nominating and Proxy Committee, which met twice during the fiscal year, considers and recommends nominees to the Board. The Committee will consider nominees recommended by a Stockholder provided the Stockholder submits the nominee's name in writing addressed to the Secretary of the Company listing the nominee's qualifications together with a statement signed by the nominee indicating a willingness to serve.

     The Public Policy Committee is charged with overseeing social responsibility of the Company.

     The Special Committee was appointed to oversee the Company's response to the criminal investigation in the food additives industry and related civil antitrust and securities litigation. (For a description of the status of these actions reference is made to Note 11 of the Notes to Consolidated Financial Statements included in the Annual Report to Stockholders for the year ended June 30, 1997.)

     At a special meeting held in July, 1997, the Board affirmed and established Audit, Compensation, Nominating, Executive, Corporate Governance, Public Policy, and Succession Committees. The Audit Committee consists of Messrs. Coan, Block, Burt, Young and Ms. Carter; the Compensation Committee consists of Messrs. Webb, Block, Coan, Johnson and Vanier; the Nominating Committee consists of Ms. Carter and Messrs. Burt, Coan and Young; the Executive Committee consists of Messrs. G. A. Andreas, Coan, Strauss and Ms. Carter; the Corporate Governance Committee consists of Messrs. Coan, D. O. Andreas, Archer, Block, Burt, Johnson, Mulroney, Strauss, Vanier, Webb, Young and Ms. Carter; the Public Policy Committee consists of Messrs. Mulroney, Archer, Block, Webb and Young; the Succession Committee consists of Messrs. Webb, Archer, Coan, Johnson, Strauss and Vanier.


5
PAGE 6
Executive Compensation

     The following table sets forth information concerning the Company's Chief Executive Officer and the six other most highly paid Executive Officers of the Company.

                        Summary Compensation Table
                        __________________________
                                                         Long    All
                              Annual Compensation        Term    Other
Name and Principal Fiscal                Other Annual  Compen- Compen-
Position         Year    Salary   Bonus Compensation  sation  sation
                          $        $        $        #(8)    $(9)
                 ____   _________ _____ ____________ _______  _______
D. O. Andreas, 199  3,648,65   -0-  346,892(    -0-    6,000
Chairman (1)   7        2      -0-  6)          -0-    6,000
               199  3,649,13   -0-  259,501(    -0-    6,000
               6        0           6)
               199  3,612,17        152,670(
               5        1           6)

G. Allen       199   803,282   -0-       N/A  100,000  6,000
Andreas, Chief 7     598,570   -0-       N/A     -0-   6,000
Executive      199   452,601   -0-       N/A   33,075  6,000
Officer(1)     6
               199
               5
J. R. Randall, 199  1,968,23   -0-      N/A    50,000  6,000
President (2)  7        4      -0-      N/A     -0-    6,000
               199  1,868,79   -0-      N/A    82,687  6,000
               6        6
               199  1,686,00
               5        4

M. D. Andreas, 199  1,376,56   -0-  68,016(7    -0-    6,000
Former Vice    7        7      -0-  )           -0-    6,000
Chairman of    199  1,314,63   -0-  62,006(7   66,150  6,000
the Board and  6        0           )
Executive Vice 199  1,136,00        59,591(7
President (3)  5        4           )

B. D Kraft,    199   765,661   -0-      N/A    20,000  6,000
Group Vice     7     695,796   -0-      N/A     -0-    6,000
President (4)  199   656,337   -0-     N/A     41,343  6,000
               6
               199
               5


M. L. Andreas, 199   655,234   -0-      N/A    15,000  6,000
Senior Vice    7     619,480   -0-      N/A     -0-    6,000
President and  199   581,341   -0-      N/A    33,075  6,000
Assistant to   6
the Chairman   199
               5
C. T. Bayless, 199   461,900   -0-     N/A     30,000  6,000
Group Vice     7     412,463   -0-     N/A      -0-    6,000
President (5)  199   369,671   -0-     N/A     41,343  6,000
               6
               199
               5


(1) On April 17, 1997, D. O. Andreas retired as Chief Executive
Officer of the Company and G. Allen Andreas was named to this position effective immediately.

(2) Effective July 1, 1997, J. R. Randall retired and G. Allen
Andreas was named as President in addition to Chief Executive
Officer.

(3) Effective October 17, 1996, M. D. Andreas requested and received Company approval to take a temporary administrative leave.

(4) Effective July 1, 1997, B. D Kraft was named Senior Vice
President.

(5) Effective July 1, 1997, C. T. Bayless was named Executive
Vice President.

(6) Includes $51,001, $133,074 and $214,272 for personal use of Company-owned aircraft in 1995, 1996 and 1997, respectively, and $86,941, $107,965 and $114,117 for personal office and expense allocation in 1995, 1996 and 1997, respectively.
Amounts for Other Annual Compensation are reported on a calendar year basis.

(7) Includes $41,749, $42,488 and $47,054 for personal use of Company-owned aircraft in 1995, 1996 and 1997, respectively.

(8) Number of options granted in fiscal year indicated and adjusted for all stock dividends and stock splits paid to date.

(9) These amounts represent the Company's matching contribution under the ADM Savings & Investment Plan, a 401(k) plan. This is a contributory plan available to all salaried employees who have completed one year of service with the Company. Employees may contribute 1% to 6% of gross wages to a maximum of $9,000 in calendar year 1996. The Company's matching contribution is equal to 100% of the first 2% and 50% of the next 4% of an employee's contribution. The employees' and the Company's contributions are used to purchase Common Stock of the Company from the Company. All contributions are fully vested to the participants; however, there are withdrawal restrictions.


     During the last fiscal year, compensation for nonemployee Directors consisted of an annual retainer of $37,500 and an annual retainer of $37,500 for memberships on the Audit, Salary, Stock Option and Succession, Nominating and Proxy, Public Policy and Special Committees with a maximum annual retainer for all services of $100,000.

     At a special meeting held in July, 1997, the Board fixed nonemployee Director compensation at $100,000, at least one-half of which will be paid in stock units pursuant to the Company's
Stock Unit Plan for Nonemployee Directors.

     For each of the fiscal years in the two-year period commencing July 1, 1997 and ending June 30, 1999, D. O. Andreas will receive $800,000 per year for acting as the Chairman of the Board of Directors. Thereafter, for so long as Mr. Andreas continues in the position of Chairman, he will receive $300,000 per year. In accordance with the provisions of the Company's Stock Unit Plan for Nonemployee Directors, at least 50% of the first $100,000 of such compensation will be paid in the form of stock units.

6
PAGE 7

                  Stock Option Grants In Last Fiscal Year
                        __________________________________________

                                                               Potential
                                                               Realizable
                                                            Value at Assumed
                                                            Annual Rates of
                                                              Stock Price
                    Individual Grants                       Appreciation for
                                                              Option Term

___________________________________________________________________________
_______________

             Number of
             Securities   Percent of   Exercis
             Underlying Total Options    e or
              Options     Granted to     Base    Expiratio
Name          Granted    Employees in   Price     n Date    5% ($)   10% ($)
               (#)(1)    Fiscal Year    ($/Sh)                (2)      (2)
___________  __________ _____________  _______   _________  _______  _______
___                     ___            __        __         __       __
D. O.        -          -              -         -          -        -
Andreas
G. A.        100,000    8.67           17.4688   04-17-07   1,098,6  2,784,0
Andreas                                                     03       77
J. R.        50,000     4.33           17.4688   04-17-07            1,392,0
Randall                                                     549,302  38
M. D.        -          -              -         -          -        -
Andreas
B. D Kraft   20,000     1.73           17.4688   04-17-07
                                                            219,721  556,815
M. L.        15,000     1.30           17.4688   04-17-07
Andreas                                                     164,791  417,612
C. T.        30,000     2.60           17.4688   04-17-07
Bayless                                                     329,581  835,223

(1) For the period July 1, 1996 through June 30, 1997 the Executive Officers named above were granted Incentive and Non-Qualified Stock Options exercisable in annual installments commencing on the first anniversary date.

(2) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

7
PAGE 8

                 Aggregated Option Exercises in Fiscal Year and
                        Fiscal Year-End Option Values (1)


Name           Shares       Value      Number of Unexercised   Value of Unexercised
               Acquired on  Realized   Options at Fiscal Year  In-the-Money Options
               Exercise     ($)        End (#)                 at Fiscal Year End ($)
               (#)

                                       Exercisab  Unexercisab  Exercisab  Unexercisab
                                       le         le           le         le
_____________  ___________  _________  _________  ___________  _________  ___________
___            __           __         __         __           __         __
D. O. Andreas     -             -          -          -            -          -
G. A. Andreas     -             -       17,114     128,983     157,609      828,024
J. R. Randall     -             -       40,071     136,026     366,709    1,031,597
M. D. Andreas     -             -       36,397      73,163     337,039      633,971
B. D Kraft        -             -       22,208      56,498     205,215      420,868
M. L. Andreas     -             -       17,114      43,983     157,609      328,649
C. T. Bayless     -             -       22,208      66,498     205,215      479,618

(1) Table reflects adjustments for stock dividends and stock splits paid to date.


     The Company has a Retirement Plan for Salaried Employees (the "Plan"). The Company made a contribution to the Plan for calendar and Plan year 1996 equal to the required minimum ERISA contribution. The following table shows the estimated annual benefits payable as a life annuity, upon normal retirement, to persons in specified salary and years-of-service classifications:


  5 Year Average Base       For Years of Credited Service Shown
Below
     Compensation            10         20           30
35

       $200,000          $ 29,727 $   59,454   $   89,181  $
104,044
        400,000            61,727    123,454      185,181
216,044
        600,000            93,727    187,454      281,181
328,044
        800,000           125,727    251,454      377,181
440,044
      1,000,000           157,727    315,454      473,181
552,044
      1,200,000           189,727    379,454      569,181
664,044
      1,400,000           221,727    443,454      665,181
776,044
      1,600,000           253,727    507,454      761,181
888,044
      1,800,000           285,727    571,454      857,181
1,000,044
      2,000,000           317,727    635,454      953,181
1,112,044
      2,200,000           349,727    699,454    1,049,181
1,224,044
      2,400,000           381,727    763,454    1,145,181
1,336,044
      2,600,000           413,727    827,454    1,241,181
1,448,044
      2,800,000           445,727    891,454    1,337,181
1,560,044
      3,000,000           477,727    955,454    1,433,181
1,672,044
      3,200,000           509,727  1,019,454    1,529,181
1,784,044
      3,400,000           541,727  1,083,454    1,625,181
1,896,044
      3,600,000           573,727  1,147,454    1,721,181
2,008,044
      3,800,000           605,727  1,211,454    1,817,181
2,120,044
      4,000,000           637,727  1,275,454    1,913,181
2,232,044
      4,200,000           669,727  1,339,454    2,009,181
2,344,044
      4,400,000           701,727  1,403,454    2,105,181
2,456,044

     The pension amount is based on the final average monthly compensation (average of the 60 consecutive months of the last 180 months which produce the highest average). For purposes of the Plan, the term "compensation" is defined as base compensation ("Salary" as shown in the Summary Compensation Table) paid during the Plan year. The pension amount is calculated as follows: final average monthly compensation times 56%, less 50% of primary Social Security payable at age 65 and proportionately reduced for service of less than 35 years and additional early retirement reduction when the pension commences prior to age 65. The normal retirement age under the Plan is age 65 with 5 years of service. The 5 year average compensation for purposes of the Plan of each of the seven highest paid Executive Officers of the Company and the number of years of service rounded to the nearest year and credited to each of them under the Plan was as follows: D. O. Andreas $3,307,063 (26 years); G. A. Andreas $413,530 (24 years); J. R. Randall $1,588,178 (28 years); M. D. Andreas $1,075,343 (26 years); B. D
Kraft $638,731 (21 years); M. L. Andreas $545,144 (25 years); C.
T. Bayless $362,751 (35 years).

     Various provisions of the Internal Revenue Code of 1986 limit the amount of benefits payable under a qualified pension plan. When these limits operate to reduce a pension benefit payable under the Plan, the Company will provide additional amounts so that the total annual pension will be as provided in the Plan.
8
PAGE 9

Compensation and Stock Option Committee Report

     The Board of Directors of the Company has a Compensation Committee (formerly the Salary, Stock Option and Succession Committee) comprised entirely of five outside Directors. The Committee reviews and establishes compensation of officers, approves the direct compensation in the amount of $150,000 or more annually to any employee and approves modifications and changes in employee benefit plans with respect to the benefits salaried employees receive under such plans. All of its actions are submitted to the Board for ratification.

     The Company's compensation program is informal and rather simple consisting principally of salary and from time to time, not necessarily annually, an award of incentive stock options. Charges for the personal use of Company facilities, if any, gross-up an executive's cash remuneration. Options for stock are at the market price on the date of grant and are exercisable in increments usually over a five to ten year term but none can be acquired during the first year. Bonuses and incentive awards are not a part of the compensation program, nor do any executives, including the Chief Executive Officer, have employment contracts.

     Compensation is not directly related to the market performance of the Company's stock or to the annual profit performance of the Company. Stock prices are not only reflective of earnings but are influenced by such factors as interest rates, fluctuations in foreign currencies, trading of corporate equities as commodities by large financial institutions and funds, comments and recommendations of security analysts, government actions (i.e. tax and fiscal policies) and market makers' perceptions of an entire industry. The performance of a company in the basic food industry may be affected by plantings, global weather (such as floods and droughts), foreign nations' actions, including trade negotiations, and the Federal Government's programs, policies and restrictions. Management cannot manage the vagaries of the equity markets or the outside influences that relate to the production of food for human and animal consumption.

     The Company's compensation program is designed so that the annual compensation for its employees and for its executives remains competitive with that for comparable employment, responsibilities and performance in major industries, not only in the U.S. but on a world-wide basis. The Committee, consisting of entirely outside directors who are investors and business leaders, is familiar with compensation packages and also familiarizes itself with various forms and types of remuneration primarily from publications including general news reports, periodicals and reports of other public corporations.

     The Committee in its deliberations considers all of the factors listed above and in addition the following principles:
     a.   an individual's on-the-job performance;
     b.   the Company's ability to pay and its growth record;
     c.   cost-of-living increases; and
     d. in the case of all individuals except the Chief Executive Officer, the recommendations of management and a person's supervisors.

     The compensation for the Chief Executive Officer was established by the Committee considering all of the factors previously described. The Committee proposed and the Board approved an annual salary of $2.2 million and options for 100,000 shares under the 1991 Incentive Stock Option Plan for G. Allen Andreas at the April 1997 Board meeting. Henceforth the Corporate Governance Committee, comprised of all of the nonmanagement Directors, shall evaluate the performance of the Chief Executive Officer consistent with these guidelines and certain specific CEO evaluation criteria established by the Corporate Governance Committee. The evaluation of the Corporate Governance Committee will be forwarded to the Compensation Committee which will establish the compensation for the Chief Executive Officer for ratification by the Board of Directors.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 annually to the corporation's chief executive officer and other highly compensated executive officers. One of the exceptions to this deduction limit is for qualifying "performance-based" compensation. The Company's 1996 Stock Option Plan, approved by the Stockholders at the Company's 1996 Annual Meeting, has been designed to qualify as a performance-based compensation plan satisfying this exception. However, other compensation paid to the Company's executive officers may be subject to the deduction limitation. The Committee believes, in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The Committee will, however, continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interests of the Company and its Stockholders. The Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company's overall tax position.

                                   O. G. Webb, Chairman

                                   John Block

                                   G. O. Coan

                                   F. R. Johnson
                                   J. K. Vanier


9
PAGE 10

         Comparison of Five Year Cumulative Total Return
   Among Archer-Daniels-Midland Company (ADM), the S & P Foods
                              Index
                     and the S & P 500 Index

Measurement Period       ADM       S & P Foods         S & P 500
(Fiscal Year Covered)                   Index
Index
__________________       ___       __________          _________


Measurement Pt - 06/30/92     $100      $100           $100

FYE 06/30/93             $105      $100           $114
FYE 06/30/94             $109      $100           $115
FYE 06/30/95             $137      $129           $145
FYE 06/30/96             $148      $152           $183
FYE 06/30/97             $190      $212           $247


$100 invested on 06/30/92 in stock or index including reinvestment of dividends.
Fiscal year ending June 30.

Graph produced in accordance with SEC regulations by Research
Holdings Ltd.

10
PAGE 11

Certain Relationships and Related Transactions

     Mr. J. K. Vanier has a beneficial interest in farms and ranches in Kansas and other states. During the last fiscal year the farms and ranches made sales of grain totaling $81,488.93 to the Company on terms and conditions that were no more favorable than those afforded by any other customer.

     During the fiscal year ended June 30, 1997, the Company retained the services of the law firms of Akin, Gump, Strauss, Hauer & Feld and Ogilvy Renault of which Robert S. Strauss and
M. Brian Mulroney is a partner and a senior partner, respectively. The Company may continue to retain the services of, and refer specific matters to, these firms during the next fiscal year.

11
PAGE 12

Auditors

     The firm of Ernst & Young LLP, independent Certified Public Accountants, has audited the records of the Company for many years. The Board of Directors wishes to continue the services of this firm for the fiscal year ending June 30, 1998, and the Stockholders' ratification of such appointment is requested. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of copies of reports furnished to the Company during the fiscal year ended June 30, 1997, the following persons filed the number of late reports or failed to file reports/representing the number of transactions set forth after his or her name: B. D Kraft 1 report/1 transaction, J. E. Long 1 report/1 transaction, J. R. Randall 1 report/1 transaction and A. Young 1 report.
12
PAGE 13
Deadline for Submission of Stockholder Proposals

     Proposals of Stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Archer-
Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois,
62526, no later than May 21, 1998.

Other Matters

     It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this Proxy Statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a Stockholders' vote, the Proxy Committee will vote thereon according to its best judgment in the interest of the Company.

                                         By Order of the Board
of Directors

                                         ARCHER-DANIELS-MIDLAND
COMPANY

                                         D. J. Smith, Secretary

September 18, 1997
13
PAGE 14

                         Please Fill In and Sign the
Accompanying
                         Form of Proxy and Mail as Soon as
Possible
                            In the Enclosed Addressed Envelope.
                                 No Postage is Necessary.


                              ANNUAL MEETING OF STOCKHOLDERS

     You are urged to attend the Annual Meeting of Stockholders this year. It will be held at 11:00 A.M. on Thursday, October
16, 1997, the third Thursday in October, at ADM/LAKEVIEW, 1001
BRUSH COLLEGE ROAD, DECATUR, ILLINOIS.

     ATTENDANCE TO THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS ONLY. IF YOU ARE A STOCKHOLDER OF RECORD AND PLAN TO ATTEND, PLEASE DETACH THE ADMISSION TICKET FROM THE BOTTOM OF YOUR PROXY CARD AND BRING IT WITH YOU TO THE ANNUAL MEETING.
THE NUMBER OF PEOPLE ADMITTED WILL BE DETERMINED BY HOW THE SHARES ARE REGISTERED, AS INDICATED ON THE ADMISSION TICKET. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE, PLEASE REQUEST AN ADMISSION TICKET BY WRITING TO:
ARCHER-DANIELS-MIDLAND COMPANY SHAREHOLDER RELATIONS, 4666 FARIES PARKWAY, DECATUR, IL 62526-5666. EVIDENCE OF YOUR STOCK OWNERSHIP, WHICH YOU CAN OBTAIN FROM YOUR BANK OR STOCKBROKER, MUST ACCOMPANY YOUR LETTER. STOCKHOLDERS WHO ARE NOT PRE-REGISTERED WILL ONLY BE ADMITTED TO THE MEETING UPON VERIFICATION OF STOCK OWNERSHIP. THE NUMBER OF TICKETS SENT WILL BE DETERMINED BY THE MANNER IN WHICH SHARES ARE REGISTERED. IF YOUR REQUEST IS RECEIVED BY OCTOBER 10, 1997, AN ADMISSION TICKET WILL BE MAILED TO YOU. ALL OTHER ADMISSION TICKETS CAN BE OBTAINED AT THE REGISTRATION TABLE LOCATED AT ADM/LAKEVIEW OFFICE LOBBY BEGINNING AT 9:00 A.M. ON THE DAY OF THE ANNUAL MEETING.


14
PAGE 15
                    ARCHER-DANIELS-MIDLAND COMPANY
(LOGO) ADM      4666 Faries Parkway, Decatur, IL 62526
PROXY
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
The undersigned hereby appoints D. O. Andreas, S. M. Archer, Jr., and G. O. Coan as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on August 18, 1997, at the Annual Meeting of Stockholders to be held on October 16, 1997 and any adjournments thereof.
The Board of Directors recommends that Stockholders vote FOR the following:
1.  ELECTION OF DIRECTORS
    FOR ___ all nominees listed below (except as indicated below)
    WITHHOLD AUTHORITY ___ to vote for all nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)
D. O. Andreas, G. O. Coan, G. A. Andreas, S. M. Archer, Jr., J.
K. Vanier, A. Young, R. Burt, O. G. Webb, F. R. Johnson, R. S. Strauss, M. B. Mulroney, J. R. Block, M. H. Carter;
2. Ratify the appointment of Ernst & Young LLP as independent accountants for the fiscal year ending June 30,
1998;
     FOR __ AGAINST __ ABSTAIN __
all as more fully referred to in the Proxy Statement with respect to such meeting, and upon such other matters as may properly come before such meeting.
3. Do you plan to attend the meeting?  YES __  NO __

This Proxy when properly executed will be
voted in the manner directed herein by the
undersigned Stockholder.  If no direction
is made, this Proxy will be voted for
Proposals 1 and 2.
Please sign exactly as name(s) appear below.
___________________________
When shares are held by joint tenants, both     Signature
should sign.  When signing as attorney,
executor, administrator, trustee or guardian,
please give full title as such.  If a
___________________________
corporation, please sign in full corporate      Signature if
held jointly
name by President or other authorized officer.
If a partnership, please sign in partnership
name by authorized person.                     DATED:
______________, 1997

                                                     PLEASE
MARK, SIGN,
                                                     DATE AND
RETURN THE
                                                     PROXY CARD
PROMPTLY
                                                USING THE
ENCLOSED ENVELOPE
15